Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WebMD Announces First Quarter Financial Results
Total Revenue Increased 12%; Online Advertising Increased 16%
WebMD Achieves Record Traffic with 61.6 Million Unique Monthly Users and 1.5 Billion
Quarterly Page Views
New York, NY (May 5, 2009) - WebMD Health Corp. (Nasdaq: WBMD) today announced financial results for the three months ended March 31, 2009.
“We are pleased that even in this economic environment WebMD continues to deliver strong results” said Wayne Gattinella, President and CEO. “Our network traffic from both consumers and physicians continues to expand organically. Advertising demand on WebMD remains strong and our advertising revenue is growing significantly faster than the market overall. Even as many large biotechnology, pharmaceutical and consumer products companies are reducing their overall ad budgets this year, WebMD is benefiting as these companies consolidate their spending with fewer, high quality media properties.”
Financial Summary
Revenue for the first quarter was $90.3 million, compared to $80.7 million in the prior year period, an increase of 12%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the first quarter was $18.7 million or $0.32 per share, compared to $16.3 million or $0.28 per share in the prior year period, an increase of 14%.
Income from continuing operations for the first quarter was $3.2 million or $0.06 per share, compared to a loss of $(23.0) million or $(0.40) per share in the prior year period. Loss from discontinued operations was $(423) thousand in the first quarter, compared to $(372) thousand in the prior year. Net income for the first quarter was $2.8 million or $0.05 per share, compared to a net loss of $(23.3) million or $(0.40) per share in the prior year period. Loss from continuing operations and net loss for the prior year period include an impairment charge of $27.4 million related to auction rate securities.
WebMD has decided to divest its Little Blue Book print directory business which is not strategic to its business. Accordingly, the Little Blue Book print directory business is now reflected as discontinued operations in the Company’s financial statements for current and prior periods. WebMD had anticipated in its previously issued financial guidance that the Little Blue Book print directory business would have contributed $1.5 million in revenue and reduced Adjusted EBITDA by $(300) thousand in the first quarter of 2009.
WebMD had approximately $332 million in cash and investments at March 31, 2009.

Operating Highlights
As a result of WebMD’s decision to divest the Little Blue Book print directory business, WebMD is no longer presenting a stand-alone publishing segment in its financial statements. WebMD the Magazine and other print products are reflected in Print revenue. Content syndication and other revenues are now included in Advertising and Sponsorship revenue.
Advertising and sponsorship revenue was $65.4 million for the first quarter, compared to $56.5 million in the prior year period, an increase of 16%. Traffic to the WebMD Health Network continued to grow strongly, reaching a record average of 61.6 million unique users per month and total traffic of 1.5 billion page views during the first quarter, increases of 19% and 24%, respectively, from a year ago. In the first quarter, 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 29% from the prior year period.
Private portal licensing revenue was $23.0 million for the first quarter compared to $21.9 million in the prior year period, an increase of 5%. The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the first quarter was 134 as compared to 122 a year ago. During the quarter, WebMD launched integrated platform and coaching services for Mississippi State and School Employees Health Insurance Management Board and the Carolinas Healthcare System.
Print revenue was $1.9 million during the first quarter, a decline of $384 thousand from a year ago. As noted above, WebMD’s Little Blue Book print directory business is now reflected as discontinued operations in the Company’s financial statements for current and prior periods.
Financial Guidance
WebMD reaffirmed its financial guidance for 2009 today and adjusted it to reflect the reclassification to discontinued operations of its Little Blue Book print directory business. WebMD had anticipated that the Little Blue Book print directory business would have contributed $10 million in revenue and $2 million in Adjusted EBITDA for 2009 in its previously issued financial guidance.
WebMD expects: 2009 revenue to be $410 million to $440 million, an increase of 10% to 18% over 2008; Adjusted EBITDA for 2009 to be $105 million to $120 million, an increase of 12% to 28% over 2008; and income from continuing operations for 2009 to be $28 million to $41 million, or $0.46 to $0.66 per share.
For the quarter ending June 30, 2009, WebMD expects revenue to be in the range of $97 million to $99 million with Adjusted EBITDA representing approximately 22% of revenue. These amounts represent revenue growth of approximately 17% in advertising and sponsorship and 5% in licensing for the second quarter of 2009. Income from continuing operations is estimated to be in the range of 5% to 6% of revenue for the second quarter of 2009.
Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on WebMD’s future financial results and other projections or measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; and expectations regarding the market for WebMD’s investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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